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                            NOCOPI TECHNOLOGIES, INC.

                             CODE OF ETHICS FOR THE

                               CEO, CFO AND OTHER

                             FINANCIAL PROFESSIONALS

This Code of Ethics applies to Nocopi's CEO, CFO, and such other persons performing similar functions (for purposes of this Code of Ethics, such persons are collectively referred to as "Financial Professionals").

Nocopi's Financial Professionals will:

1. Engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment;

2. Avoid actual or apparent conflicts of interest between personal and professional relationships and disclose to the Chairman of the Board (or in the case of the Chairman, to the entire Board of Directors) any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Nocopi files with, or submits to, the Securities and Exchange Commission and in other public communications made by Nocopi;

4. Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Nocopi is a member; and

5. Promptly report any possible violation of this Code of Ethics to the Chairman of the Board (or in the case of the Chairman, to the entire Board of Directors).

All Financial Professionals are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence Nocopi's independent public accountant engaged in the performance of an audit or review of the financial statements of the Company for the purpose of rendering the financial statements of Nocopi misleading.

The Audit Committee of the Board of Directors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly as required by law or SEC regulations.

All Financial Professionals will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or Nocopi.

If a Financial Professional has any questions regarding the best course of action in a particular situation, he or she should promptly contact the Chairman of the Board. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.